Exhibit 99.1

Midas Medici Agrees to Acquire Consonus Technologies, Inc.

in An-All Stock Deal

Consonus will merge with a wholly-owned subsidiary of Midas in an all-stock transaction.

CARY, NORTH CAROLINA (PRWEB) 5 May 2010 — Midas Medici Group Holdings, Inc.(“Midas”) (OTCBB:MMED), a leading provider of consulting and market data to the utility industry, today announced that it has entered in  a definitive merger agreement with Consonus Technologies, Inc. (“Consonus”), a leading provider of energy-efficient data center solutions.  Consonus will merge with a wholly-owned subsidiary of Midas in an all-stock transaction. Consonus shareholders will receive an aggregate of 4,963,939 shares of Midas common stock in connection with the merger. The merger is subject to Consonus shareholder approval and other customary terms and conditions.

Mr. Nana Baffour, chief executive officer of Midas and its subsidiary, UtiliPoint® International, Inc. (“UtiliPoint”) and the executive chairman of Consonus, commented, “I am excited to welcome Consonus into the Midas family. The merger with Consonus transforms Midas into an organization with pro-forma revenues of approximately $90 million, pro-forma total assets of approximately $100 million, and over 750 customers in 35 states and Europe. I look forward to continuing to work with the entire senior management team as we execute on our vision to become the most innovative energy efficient data center services and solutions provider to the mid-market. The combined platform will enable Midas to expand its service and product offerings into the utility industry and capitalize on the transformation unfolding in the industry as a result of the smart grid as well as accelerate our cloud computing and virtualization offerings.”

“This merger should benefit both the Midas and Consonus shareholders as the combined company will have a significantly larger investor base and better access to capital markets. Midas is now well positioned to capitalize on opportunities at the intersection of the power industry and the information technology sector,” said Johnson Kachidza, president and chief financial officer of Midas.

Consonus will continue to be committed to its core business of data center services (hosting and bandwidth) and managed services (data protection, disaster recovery, virtualization), which underpin the companies recurring revenues and the delivery of IT infrastructure services and consulting. These services will be complemented by green hosting and delivery of energy efficient IT infrastructure and consulting services for data centers leveraging on the brand and expertise of UtiliPoint. Over the past year, Consonus has worked with UtiliPoint and taken a proactive focus on energy efficiency, as demonstrated by its membership in The Green Grid and Rocky Mountain Power’s Blue Sky Program as well as employing “green IT” in the company’s SAS70 Type II audited data centers. The merger brings together the energy service offerings of UtiliPoint with the core data center competencies of Consonus.

 ”The financial benefits of the merger and the strong reputations of all companies in their respective domains will facilitate national expansion, advance the Consonus core mission, and strengthen Consonus industry connections,” said Bob McCarthy, co-president of Consonus. “We remain very committed to our core technology partners HP, NetApp, Oracle, Symantec, VMware, and Hitachi.”

Commenting on the merger, Consonus co-president John Roger indicated “We have a wealth of experience in our certified engineers as well as a host of consultants focused on delivering IT solutions and service through our data centers. No other vendor serving the mid-market can credibly deliver these capabilities to the customer. The merger reinforces this fact, increasing our competitive stance in the marketplace.”

About Consonus Technologies
Consonus Technologies, Inc. is a leading national provider of Data Center hosting and colocation, Managed IT Services, IT Infrastructure, and IT Consulting solutions based in Cary, NC. Offering a comprehensive suite of Managed Services, combined with highly-secure, reliable, and energy-efficient data centers across the country, Consonus provides customers with complete cloud computing solutions addressing disaster recovery, data protection, and virtualization. Consonus is an active, long-time member of The MSPAlliance, the world’s largest Professional Association and Accrediting Body for the Managed Services Industry. Visit Consonus Technologies on the Web at www.consonus.com.

About UtiliPoint® International, Inc.
For more than 75 years, UtiliPoint® International, Inc. has been a trusted source of insight into the energy and utilities industry. Having served more than 500 clients worldwide, we are the leading provider of research and advisory services for the energy sector. Our company is comprised of industry experts from around the globe with diverse backgrounds in utility generation, transmission and distribution, retail markets, mergers and acquisitions, new technologies, venture capital, information technology, outsourcing, renewable energy, regulatory affairs and international issues. UtiliPoint® International, Inc. is a wholly owned subsidiary of Midas Medici Group Holdings, Inc. (OTCBB:MMED). UtiliPoint is headquartered in Albuquerque, New Mexico, USA and can be found on the Web at www.utilipoint.com.

About Midas Medici Group Holdings, Inc.
Midas Medici Group Holdings, Inc. (“Midas”) (OTCBB:MMED) was founded by veteran utilities and energy services/outsourcing investors and operators Nana Baffour and Johnson Kachidza to capitalize on the emergence of opportunities at the intersection of the power industry and the information technology sector. Midas is engaged in providing clean energy services and solutions to support the development of the electric grid spanning from generation to end use. These services and solutions, underpinned by our expertise in the utility sector, through our subsidiary UtiliPoint, are designed to enable the electric grid to function more efficiently, reliably and securely as the electric grid continues to adopt enabling technologies as part of its transformation. Visit Midas Medici Group Holdings, Inc. on the Web at www.midasmedici.com.

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Media Contacts:

Jonna Murnick
Director of Marketing
Consonus Technologies Inc.
+1 (704) 357-2720
jonna.murnick@consonus.com

Frank Asante-Kissi
Chief Administrative Officer
Midas Medici Group Holdings, Inc.
+1 (212) 792-0920
fasantekissi@midasmedici.com